UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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BioMarin Pharmaceutical Inc.

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BIOMARIN PHARMACEUTICAL INC.

SUPPLEMENT TO THE PROXY STATEMENT FOR

THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2021

At the 2021 Annual Meeting of Stockholders (the Annual Meeting) of BioMarin Pharmaceutical Inc., a Delaware corporation (we, us, BioMarin or the Company) to be held virtually on May 25, 2021 at 9:00 a.m. (Pacific Time), our stockholders are being asked, among other things, to vote to re-elect our current directors to serve until the 2022 Annual Meeting of Stockholders (Proposal 1 in BioMarin’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2021 (the Proxy Statement)) and approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (NEOs) as disclosed in the Proxy Statement (Proposal 3 in the Proxy Statement). We are providing this Supplement to the Proxy Statement as additional information and context to help our stockholders evaluate Proposals 1 and 3 in the Proxy Statement.

Proposal 1 – Election of Directors

Our Board of Directors (Board) has recommended that stockholders vote for the re-election of all our current directors, including Michael Grey, a member of our Board since 2005 who serves as the Chair of our Compensation Committee and as a member of our Science & Technology Committee. Mr. Grey currently serves as a director at six public companies (including BioMarin), including one that became public in October 2020 as a result of an initial public offering (IPO) and one that became public in April 2021 as a result of an IPO. Mr. Grey understands that as a result of these recent IPOs, he serves on more boards of directors than is recommended in BioMarin’s Corporate Governance Principles and is considered “overboarded” by the proxy voting guidelines of certain of our investors and certain proxy advisory firms. In order to align his commitments with the recommendations of the Company’s Corporate Governance Principles and address investor concerns, Mr. Grey has committed to reduce the number of public company boards on which he serves to no more than five by the end of the third quarter of 2021. We believe that Mr. Grey is able to continue to devote sufficient time to fulfill his duties to BioMarin and that he has been, and will continue to be, an effective and engaged director who has beneficial experience, perspective, and skills, and that re-electing him to the Board will enhance long-term stockholder value creation.

The Board strongly recommends a vote “FOR” Mr. Grey under Proposal 1.

Proposal 3 – Advisory Vote on Executive Compensation

Our Board has recommended that stockholders vote for the approval, on a non-binding advisory basis, of the compensation of the Company’s NEOs as disclosed in the Proxy Statement. As previously disclosed, Daniel Spiegelman, the Company’s former Executive Vice President and Chief Financial Officer and former NEO, was paid severance pursuant to his Amended and Restated Employment Agreement dated June 10, 2015 (the Employment Agreement). After the Company filed its Proxy Statement, proxy advisory firm Institutional Shareholder Services (ISS) recommended a vote “AGAINST” Proposal 3. ISS stated the reason for its “AGAINST” vote recommendation was “in light of insufficient disclosure provided regarding separation arrangements made for former NEO Daniel Spiegelman”; however, ISS noted that “pay-for-performance concerns were sufficiently mitigated for the year in review.” Specifically, ISS stated that “[a]lthough the [C]ompany states that he was entitled to severance payments pursuant to his employment agreement, it does not distinctly define how it treated the separation, and it is not clear whether [Mr.] Spiegelman resigned or his employment was terminated by the [C]ompany.” We are providing the following information to clarify circumstances surrounding Mr. Spiegelman’s separation of employment from the Company and related severance payment.

In early 2020, our Board asked Mr. Spiegelman to step down as Chief Financial Officer of the Company, while the Board continued to recognize the important contributions and leadership Mr. Spiegelman demonstrated during his tenure. Under the terms of the Employment Agreement, such request constituted a “termination without Cause” and triggered the Company’s obligation to make the severance payment to Mr. Spiegelman pursuant to Section 6(d)(i), “Employment Termination Without Cause; Resignation For Good Reason – Termination Not in Connection with a Change in Control.”

The Board strongly recommends a vote “FOR” Proposal 3.